Exhibit 99.1
Western Digital Contacts:
Steve Shattuck
WD Press Relations
949.672.7817
steve.shattuck@wdc.com
Bob Blair
WD Investor Relations
949.672.7834
robert.blair@wdc.com
FOR IMMEDIATE RELEASE:
EUROPEAN COMMISSION ENTERING PHASE II REVIEW OF WD PROPOSED ACQUISITION
IRVINE, Calif. — May 30, 2011 — Western Digital Corporation (NYSE: WDC) today said it was informed by the European Commission that the EC would enter a Phase II review of WD’s previously announced acquisition of Hitachi Global Storage Technologies’ holding company, Viviti Technologies Ltd., a wholly owned subsidiary of Hitachi Ltd. The company is co-operating fully with the European Commission in the Phase II review.
     The proposed acquisition, which is subject to several closing conditions, including the receipt of antitrust approvals or the expiration of applicable waiting periods in certain jurisdictions, is now expected to close in the fourth calendar quarter of 2011.
     The company indicated that it is proceeding, on plan, with its integration planning activities associated with the proposed acquisition.

European Commission Entering Phase II Review of WD Proposed Acquisition
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About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and home entertainment products.
     WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD® brand names. Visit the Investor section of the company’s Website (www.westerndigital.com) to access a variety of financial and investor information.
Safe Harbor for Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the statement concerning the expected timing of the completion of the transaction. These forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: delays in or failure to obtain any required regulatory approvals with respect to the transaction; failure to consummate or delay in consummating the transaction for other reasons; and other risks and uncertainties detailed in WD’s filings with the Securities and Exchange Commission (the “SEC”), including WD’s recent Form 10-Q filed with the SEC on April 29, 2011 for the quarter ended April 1, 2011, to which your attention is directed. You are cautioned not to place undue reliance on these forward-looking statements,

European Commission Entering Phase II Review of WD Proposed Acquisition
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which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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